Exhibit 99.2

YUMANITY MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Explanatory Note:

On December 22, 2020, pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of August 22, 2020 and as amended on November 6, 2020, by and among Yumanity Therapeutics, Inc. (formerly known as Proteostasis Therapeutics, Inc.) (the “Company”), Yumanity, Inc. (formerly known as Yumanity Therapeutics, Inc.) (“Yumanity”) and Pangolin Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), the Company completed the previously announced merger transaction with Yumanity, pursuant to which Merger Sub merged with and into Yumanity, with Yumanity surviving such merger as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, and immediately prior to the Effective Time, the Company effected a reverse stock split of the Company Common Stock at a ratio of 1:20 (the “Reverse Stock Split”). Also, in connection with the Merger, the Company changed its name from “Proteostasis Therapeutics, Inc.” to “Yumanity Therapeutics, Inc.” (the “Name Change”) and the business conducted by the Company became primarily the business conducted by Yumanity, which is a clinical stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases.

You should read the following discussion and analysis of the Yumanity’s financial condition and results of operations together with the Company’s condensed consolidated financial statements and the related notes included in Exhibit 99.5 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 3, 2021. Some of the information contained in this discussion and analysis including information with respect to the Company’s plans and strategy for the Company’s business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” included in Exhibit 99.1 of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the SEC on February 3, 2021, the Company’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Yumanity is a clinical stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases. Neurodegenerative diseases cause a progressive loss of structure and function in the brain, leaving patients with devastating damage to their nervous system and widespread functional impairment. Although treatments may help relieve some of the physical or mental symptoms associated with neurodegenerative diseases, few of the currently available therapies slow or stop the continued loss of neurons, resulting in a critical unmet need. Yumanity is specifically focused on developing novel disease-modifying therapies to treat devastating conditions, either with large or orphan disease markets, including Parkinson’s disease, dementia with Lewy bodies, multiple system atrophy (“MSA”), amyotrophic lateral sclerosis (“ALS” (also known as Lou Gehrig’s disease)), frontotemporal lobar degeneration (“FTLD”), and Alzheimer’s disease.

Yumanity’s goal is to advance one new program into the clinic every year. Yumanity’s lead program, YTX-7739, is now in Phase 1 clinical trials for the potential treatment and disease modification of Parkinson’s disease. YTX-7739 targets an enzyme known as stearoyl-CoA desaturase (“SCD”). Inhibition of SCD in multiple cellular systems, including patient-derived neurons, as well as in a novel mouse model of Parkinson’s disease, has been demonstrated to reverse the toxicity of misfolded alpha-synuclein (“α-synuclein”), a protein strongly associated with Parkinson’s disease. Yumanity recently completed enrollment of a Phase 1 single ascending dose (“SAD”) study of YTX-7739 in healthy volunteers, which evaluated a broad range of doses of YTX-7739. Yumanity initiated a multiple ascending dose (“MAD”) study in healthy volunteers in the third quarter of 2020 with results anticipated in the first quarter of 2021. A Phase 1b clinical study of YTX-7739 in patients with Parkinson’s disease is planned as a continuation of the MAD study. The Phase 1b study will assess safety, tolerability and pharmacokinetics of YTX-7739 as well as proof of biology by exploring biomarkers of target engagement and potential correlative clinical parameters such as neuroimaging measurements to monitor for early effects of YTX-7739. Early results from the Phase 1b trial are anticipated in the second quarter of 2021. Yumanity’s second program, YTX-9184, also inhibits

SCD but is chemically distinct from YTX-7739. Investigational new drug (“IND”) enabling safety pharmacology and toxicological studies for YTX-9184 were initiated in the second quarter of 2020. Yumanity anticipates commencing the first in human studies of YTX-9184 in 2021, and intends to develop YTX-9184 for the potential treatment of dementia with Lewy bodies, which is another devasting neurodegenerative disease characterized by the abnormal accumulation of aggregates of α-synuclein.

At the center of Yumanity’s scientific foundation is its drug discovery engine, which is based on technology licensed from the Whitehead Institute. This core technology, combined with investments and advancements by Yumanity, is designed to enable rapid screening to identify drugs with the potential to modify disease by overcoming toxicity in disease-causing gene networks. Toxicity in many neurodegenerative diseases results from an aberrant accumulation of misfolded proteins in the brain. Yumanity leverages its proprietary discovery engine to identify and screen novel drug targets and drug molecules for their ability to protect nerve cells from toxicity arising from misfolded proteins. To date, Yumanity has identified over one dozen targets, most of which have not previously been linked to neurodegenerative diseases. Yumanity believes this discovery platform will allow it to replenish its pipeline as programs graduate towards the clinic.

Yumanity has incurred significant operating losses since inception. Yumanity’s ability to generate product revenue sufficient to achieve profitability will depend on the successful development and eventual commercialization of one or more of Yumanity’s current or future product candidates. Yumanity’s net losses were $20.8 million and $31.2 million, respectively, for the nine months ended September 30, 2020 and the year ended December 31, 2019. As of September 30, 2020, Yumanity had an accumulated deficit of $111.1 million. Yumanity expects to continue to incur significant expenses and increasing operating losses for at least the next several years. Yumanity expects that its expenses and capital requirements will increase substantially in connection with its ongoing activities particularly if and as Yumanity:

•	successfully completes preclinical and clinical development of its product candidates;

•	identifies, assesses or develops new product candidates from its discovery engine platform;

•

develops a sustainable and scalable manufacturing process for its product candidates, as well as establishes and maintains commercially viable supply relationships with third parties that can provide adequate products and services to support clinical activities and commercial demand for its product candidates;

•	negotiates favorable terms in any collaboration, licensing, or other arrangements into which it may enter;

•	obtains regulatory approvals for product candidates for which it successfully completes clinical development;

•

launches and successfully commercializes product candidates for which it obtains regulatory approval, either by establishing a sales, marketing, and distribution infrastructure or collaborating with a partner;

•	negotiates and maintains an adequate price for its product candidates, both in the United States and in foreign countries where its products are commercialized;

•	obtains market acceptance of its product candidates as viable treatment options;

•	builds out new facilities or expands existing facilities to support its ongoing development activity;

•	addresses any competing technological and market developments;

•	maintains, protects, expands, and enforces its portfolio of intellectual property rights, including patents, trade secrets, and know-how; and

•	attracts, hires and retains qualified personnel.

Yumanity will not generate revenue from product sales unless and until Yumanity successfully completes clinical development and obtains regulatory approval for its product candidates. If Yumanity obtains regulatory approval for any of its product candidates and does not enter into a commercialization partnership, Yumanity expects to incur significant expenses related to developing Yumanity’s internal commercialization capability to support product sales, marketing, manufacturing and distribution activities. Following the closing of the Merger, the Company expects to incur additional costs associated with operating as a public company.

As a result, the Company will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as the Company can generate significant revenue from product sales or additional licensing agreements, the Company expects to finance its operations through the sale of equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. The Company may be unable to raise additional funds or enter into other agreements or arrangements when needed on favorable terms, or at all. If the Company fails to raise capital or enter into such agreements as, and when, needed, the Company could have to significantly delay, reduce or eliminate development and commercialization of one or more of its product candidates or delay its pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, Yumanity is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if Yumanity is able to generate product sales, Yumanity may not become profitable. If Yumanity fails to become profitable or is unable to sustain profitability on a continuing basis, then Yumanity may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

As of December 4, 2020, the issuance date of the condensed consolidated financial statements for the nine months ended September 30, 2020, Yumanity expects that its existing cash and cash equivalents will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021. Yumanity has based this estimate on assumptions that may prove to be wrong, and Yumanity could exhaust its available capital resources sooner than it expects. See “—Liquidity and Capital Resources.” Beyond that point, Yumanity will need to raise additional capital to finance its operations, which cannot be assured. Yumanity has concluded that this circumstance raises substantial doubt about its ability to continue as a going concern within one year after September 23, 2020, the issuance date of its annual consolidated financial statements for the year ended December 31, 2019 and within one year after December 4, 2020, the issuance date of its unaudited condensed consolidated financial statements for the nine months ended September 30, 2020. See Notes 1 of Yumanity’s audited consolidated financial statements and unaudited consolidated financial statements included as Exhibits 99.4 and 99.5, respectively, of the Company’s Amendment No. 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 3, 2021.

Similarly, in its report on Yumanity’s consolidated financial statements for the year ended December 31, 2019, Yumanity’s independent registered public accounting firm included an explanatory paragraph stating that Yumanity’s recurring losses from operations and required additional funding to finance Yumanity’s operations raise substantial doubt about its ability to continue as a going concern.

The Merger was completed in December 2020, which provided the Company with incremental net cash as was a concurrent private placement, which provided the Company with additional gross proceeds of $33.6 million. As of December 4, 2020, the issuance date of its unaudited condensed consolidated financial statements for the nine months ended September 30, 2020, Yumanity expects that its existing cash and cash equivalents will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021. Yumanity has based this estimate on assumptions that may prove to be wrong, and Yumanity could exhaust its available capital resources sooner than it expects.

COVID-19

In March 2020, COVID-19 was declared a global pandemic by the World Health Organization and to date, the COVID-19 pandemic continues to present a substantial public health and economic challenge around the world. The length of time and full extent to which the COVID-19 pandemic will directly or indirectly impact Yumanity’s business, results of operations and financial condition will depend on future developments that are highly uncertain, subject to change and difficult to predict. While Yumanity continues to conduct its research and development activities, the COVID-19 pandemic may cause disruptions that affect Yumanity’s ability to initiate and complete preclinical studies and clinical trials or to procure items that are essential for Yumanity’s research and development activities. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact Yumanity’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on Yumanity’s business and operations. To date, Yumanity has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic.

Yumanity plans to continue to closely monitor the ongoing impact of the COVID-19 pandemic on its employees and its business operations. In an effort to provide a safe work environment for Yumanity employees, Yumanity has, among other things, implemented measures to enable remote work whenever possible. Yumanity expects to continue to take actions as may be required or recommended by government authorities or as Yumanity determines are in the best interests of its employees and other business partners in light of the pandemic.

Merger with Proteostasis

On August 22, 2020, Proteostasis Therapeutics, Inc, a Delaware corporation (“Proteostasis”), Merger Sub, Yumanity, and Yumanity Holdings, LLC (“Holdings”), entered into the Merger Agreement, as amended on November 6, 2020, pursuant to which the Merger Sub merged with and into Yumanity. Immediately prior to the closing of the transaction Yumanity and Holdings merged with Yumanity surviving the merger (the “Yumanity Reorganization”) and, upon the closing of the Merger, Yumanity became a wholly owned subsidiary of Proteostasis. The Merger was completed on December 22, 2020 pursuant to the terms of the Merger Agreement and Proteostasis changed its name to Yumanity.

Pursuant to the terms of the Merger Agreement, upon closing of the Merger, all of Yumanity’s outstanding common stock was exchanged for common stock of Proteostasis and all outstanding options to purchase common stock of Yumanity were exchanged for options to purchase common stock of Proteostasis. In addition, in connection with and immediately prior to the merger, the Company effected the Reverse Stock Split. Immediately following the closing of the merger, the Company effected the Name Change. Except as noted otherwise, the unaudited condensed consolidated financial statements and notes included in Exhibit 99.5 of Yumanity’s Amendment No. 1 to the Current Report on Form 8-K filed on December 4, 2020 do not give effect to the Reverse Stock Split.

The business combination will be accounted for as a reverse merger accounted for as an asset acquisition in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. Under this method of accounting, Yumanity is deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the facts that, immediately following the merger: (i) Yumanity’s equityholders will own a substantial majority of the voting rights in the combined organization, (ii) Yumanity will designate a majority of the members (7 of 9) of the initial board of directors of the combined organization and (iii) Yumanity’s senior management will hold all key positions in the senior management of the combined organization. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Yumanity issuing stock to acquire the net assets of Proteostasis. As a result, as of the closing date of the Merger, the net assets of Proteostasis will be recorded at their acquisition-date fair values in the financial statements of the Company and the reported operating results prior to the business combination are those of Yumanity.

Financial Operations Overview

Revenue

To date, Yumanity has not generated any revenue from product sales and does not expect to generate any revenue from the sale of products for the foreseeable future. If Yumanity’s development efforts for product candidates are successful and result in regulatory approval or licenses with third parties, Yumanity may generate revenue in the future from product sales, milestone payments under Yumanity’s existing collaboration agreement or payments from other license agreements that Yumanity may enter into with third parties.

In June 2020, Yumanity entered into a research collaboration and license agreement (the “Collaboration Agreement”) with Merck Sharp & Dohme Corp. (“Merck”), focused on accelerating the development of new treatments for neurodegenerative diseases. Under the terms of the Collaboration Agreement, Merck will gain exclusive rights to two novel pipeline programs for the treatment of ALS and FTLD. Yumanity and Merck will collaborate to advance the two preclinical programs during the research term, after which Merck has the right to continue clinical development and commercialization. Under the Collaboration Agreement, Yumanity received an upfront payment totaling $15.0 million and is eligible to receive future milestone payments of up to $530.0 million associated with the successful research, development and sales of marketed products for pipeline programs, as well as royalties on net sales. Yumanity will perform certain research and development activities over the research term pursuant to the Collaboration Agreement and will participate on a Joint Steering Committee to oversee research and development activities. Yumanity cannot provide assurance as to the timing of future milestone or royalty payments or that Yumanity will receive any of these payments at all.

Yumanity will record revenue over the research term as Yumanity satisfies its performance obligation under the Collaboration Agreement. Accordingly, the upfront payment of $15.0 million will be recognized as revenue using the cost-to-cost method, which Yumanity believes best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation. Through September 30, 2020, Yumanity has recorded $3.3 million of collaboration revenue related to the Collaboration Agreement following the commencement of development services.

Operating Expenses

Research and Development

Research and development expenses consist primarily of costs incurred in connection with the discovery, preclinical and clinical development and manufacture of Yumanity’s product candidates, and include:

•	salaries, benefits, equity-based compensation, consultants and other related costs for individuals involved in research and development activities;

•	external research and development expenses incurred under agreements with contract research organizations (“CROs”), investigative sites and other scientific development services;

•	costs incurred under agreements with contract development and manufacturing organizations (“CDMOs”) for developing and manufacturing material for preclinical studies and clinical trials;

•	licensing agreements and associated milestones;

•	costs related to compliance with regulatory requirements;

•	lab supplies and other lab related expenses; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, insurance and other operating costs.

Yumanity expenses research and development costs as incurred and recognizes external development costs based on an evaluation of the progress to completion of specific tasks using information provided to Yumanity by its service providers. This process involves reviewing open contracts and purchase orders, communicating with its personnel to identify services that have been performed on its behalf, and estimating the level of service performed and the associated cost incurred for the service when Yumanity has not yet been invoiced or otherwise notified of actual costs. Nonrefundable advance payments for goods and services to be received in the future for use in research and development activities are deferred and capitalized in prepaid expenses and other current assets. The capitalized amounts are expensed as the related goods are delivered or the services are performed. Upfront payments, milestone payments and annual maintenance fees under license agreements are expensed in the period in which they are incurred.

Yumanity’s external direct research and development expenses are tracked by product candidate and consist primarily of costs that include fees and other expenses paid to outside consultants, CROs, CDMOs and research laboratories in connection with its preclinical development, process development, manufacturing and clinical development activities. Yumanity’s direct research and development expenses by product candidate also include fees incurred under third-party license agreements. Yumanity does not allocate employee costs and costs associated with its platform technology, early stage discovery efforts, laboratory supplies and facilities, including depreciation or other indirect costs, to specific product candidates because these costs are deployed across multiple programs and Yumanity’s platform and, as such, are not separately classified.

Research and development activities are central to Yumanity’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, Yumanity expects research and development costs to increase significantly for the foreseeable future as it continues the development of YTX-7739 and YTX-9184 and any product candidates Yumanity may develop in the future. Yumanity cannot accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of product candidates including future trial design and various regulatory requirements, many of which cannot yet be determined with accuracy based on Yumanity’s stage of development. Additionally, future commercial and regulatory factors beyond Yumanity’s control will impact its clinical development program and plans.

The successful development and commercialization of YTX-7739 and YTX-9184 and any product candidates Yumanity may develop in the future is highly uncertain. At this time, Yumanity cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of its product candidates. This is due to the numerous risks and uncertainties associated with product development and commercialization, including the following:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs Yumanity decides to pursue;

•	the ability to maintain current research and development programs and to establish new ones;

•	establishing an appropriate safety profile with IND enabling studies;

•	successful patient enrollment in, and the initiation and completion of, clinical trials;

•	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the receipt of regulatory approvals from applicable regulatory authorities;

•	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities;

•	Yumanity’s ability to establish new licensing or collaboration arrangements;

•	the performance of Yumanity’s future collaborators, if any;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	development and timely delivery of commercial-grade drug formulations that can be used in Yumanity’s planned clinical trials and for commercial launch;

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

•	launching commercial sales of product candidates, if approved, whether alone or in collaboration with others; and

•	maintaining a continued acceptable safety profile of the product candidates following approval.

Any changes in the outcome of any of these variables with respect to the development of Yumanity’s product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. For example, if the FDA or another regulatory authority were to delay Yumanity’s planned start of clinical trials or requires Yumanity to conduct clinical trials or other testing beyond those that Yumanity currently expects, or if Yumanity experiences significant delays in enrollment in any of its planned clinical trials, Yumanity could be required to expend significant additional financial resources and time to complete clinical development of that product candidate. Yumanity may never obtain regulatory approval for any of its product candidates. Drug commercialization will take several years and millions of dollars in development costs.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits, and equity-based compensation expenses for personnel in executive, finance, accounting, human resources and other administrative functions. Other significant general and administrative expenses include legal fees relating to patent, intellectual property and corporate matters, and fees paid for accounting, audit, consulting and other professional services, as well as facilities, and other allocated expenses, which include direct and allocated expenses for rent, insurance and other operating costs.

Yumanity anticipates that its general and administrative expenses will increase in the future as its business expands to support its continued research and development activities, including its future clinical programs. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, among other expenses. Yumanity also anticipates increased expenses associated with being a public company, including costs for audit, legal, regulatory, and tax-related services related to compliance with the rules and regulations of the SEC listing standards applicable to companies listed on a national securities exchange, director and officer insurance premiums and investor relations costs.

Other Income (Expense)

Change in Fair Value of Warrant Liabilities

In connection with Yumanity’s loan and security arrangements, Holdings issued warrants to purchase preferred units. These warrants were liability classified and remeasured to fair value at each reporting date, with changes in the fair value recognized as a component of other income (expense) in its statement of operations.

Immediately prior to the Merger, all of Holding’s outstanding warrants were exchanged and become warrants to purchase shares of Yumanity’s common stock. As a result, the fair value of the warrants was reclassified to additional paid-in capital and there is no longer a warrant liability to remeasure.

Interest Expense

Interest expense consists of interest charged on outstanding borrowings associated with Yumanity’s loan and security agreements, as well as amortization of debt issuance costs and accretion of a final payment payable upon the maturity or the repayment in full of all obligations under such loans. Interest expense also consists of interest related to capital leases, which upon Yumanity’s adoption of the new lease standard as of January 1, 2019, it now refers to as finance leases.

Interest Income and Other Income (Expense), Net

Interest income consists of interest earned on Yumanity’s invested cash balances. Other income (expense), net has not been significant for the periods presented.

Income Taxes

Holdings was treated as a partnership for federal income tax purposes and, therefore, its owners, and not Holdings, were subject to U.S. federal or state income taxation. Yumanity, Holdings’ directly held subsidiary, was treated as a corporation for U.S. federal income tax purposes and subject to taxation in the United States. In each reporting period, Yumanity’s tax provision included the effects of consolidating the results of the operations of Yumanity. Since its inception, Yumanity has not recorded any income tax benefits for the net losses it has incurred in each year or for its earned research and development tax credits, as Yumanity believes, based upon the weight of available evidence, that it is more likely than not that all of Yumanity’s net operating loss carryforwards and tax credits will not be realized. As of December 31, 2019, Yumanity had U.S. federal and state net operating loss carryforwards of $84.7 million and $84.8 million, respectively, which may be available to offset future income tax liabilities. As of December 31, 2019, $34.6 million of federal net operating loss carryforwards will begin to expire in 2035, and $50.1 million can be carried forward indefinitely. State net operating loss carryforwards will begin to expire in 2035. As of December 31, 2019, Yumanity also had U.S. federal and state research and development tax credit carryforwards of $1.5 million and $1.1 million, respectively, which may be available to offset future tax liabilities and each begin to expire in 2035 and 2031, respectively. Yumanity has recorded a full valuation allowance against its net deferred tax assets at each balance sheet date.

Results of Operations

Comparison of the Three Months Ended September 30, 2020 and 2019

The following table summarizes Yumanity’s results of operations for the three months ended September 30, 2020 and 2019:

	Three Months Ended September 30,
	2020	2019	Change
	(in thousands)
Collaboration revenue	$3,308	$—	$3,308
Operating expenses:
Research and development	5,489	5,437	52
General and administrative	3,725	2,126	1,599

Total operating expenses	9,214	7,563	1,651

Loss from operations	(5,906)	(7,563)	1,657

Other income (expense):
Change in fair value of preferred unit warrant liability	46	4	42
Interest expense	(501)	(293)	(208)
Interest income and other income (expense), net	(24)	124	(148)

Total other income (expense), net	(479)	(165)	(314)

Net loss	$(6,385)	$(7,728)	$1,343

Research and Development Expenses

	Three Months Ended September 30,
	2020	2019	Change
	(in thousands)
Direct research and development expenses by program:
YTX-7739	$1,310	$794	$516
YTX-9184	621	78	543
Platform, research and discovery, and unallocated expenses:
Platform and other early stage research external costs	806	1,295	(489)
Personnel related (including equity-based compensation)	1,211	2,031	(820)
Facility related and other	1,541	1,239	302

Total research and development expenses	$5,489	$5,437	$52

Research and development expenses were $5.5 million for the three months ended September 30, 2020, an increase of $0.1 million from $5.4 million for the three months ended September 30, 2019. Direct expenses of Yumanity’s YTX-7739 program increased by $0.5 million in the three months ended September 30, 2020, compared to the three months ended September 30, 2019. The change was primarily due to an increase in clinical costs relating to its SAD and MAD studies, partially offset by a decline in preclinical costs as YTX-7739 progressed from IND-enabling studies in 2019 to clinical trials. Direct expenses of Yumanity’s YTX-9184 program in 2020 included preclinical and manufacturing costs for IND-enabling studies. YTX-9184 was designated as a product candidate in mid-2019. Yumanity does not track external costs to programs prior to designation of a product candidate. Yumanity’s platform and other early stage research external costs decreased by $0.5 million due to decreased laboratory activities as a result of COVID-19 and our move to new office and laboratory space in the second quarter of 2020. Yumanity’s personnel related costs decreased primarily due to employee turnover, including two senior executives, and a decrease in payroll taxes. Facility related and other costs increased by $0.3 million due to increased costs associated with new office and laboratory space, partially offset by decreased laboratory activities as a result of COVID-19.

General and Administrative Expenses

	Three Months Ended September 30,
	2020	2019	Change
	(in thousands)
Personnel related (including equity-based compensation)	$1,422	$1,133	$289
Professional and consultant fees	2,103	872	1,231
Facility related and other	200	121	79

Total general and administrative expenses	$3,725	$2,126	$1,599

General and administrative expenses were $3.7 million for the three months ended September 30, 2020, an increase of $1.6 million from $2.1 million for the three months ended September 30, 2019. The increase of $0.3 million in personnel related costs was primarily due to an increase in equity-based compensation expense. Personnel-related costs for each of the three months ended September 30, 2020 and 2019 included equity-based compensation of $0.5 million and $0.2 million, respectively. Professional and consultant fees increased by $1.2 million primarily due to higher audit expenses and legal fees related to patent costs and other business development activities.

Other Income (Expense)

Yumanity’s interest expense increased by $0.2 million in the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 due to an increase in Yumanity’s outstanding borrowings. In December 2019, Yumanity entered into a loan and security agreement with a new lender for $15.0 million of gross proceeds and paid off its $10.0 million debt facility, resulting in a net increase to notes payable of $5.0 million.

Yumanity’s interest income and other income (expense), net decreased by $0.1 million from the three months ended September 30, 2020 to the three months ended September 30, 2019 resulting from lower invested balances.

Comparison of the Nine Months Ended September 30, 2020 and 2019

The following table summarizes Yumanity’s results of operations for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019	Change
	(in thousands)
Collaboration revenue	$3,308	$—	$3,308
Operating expenses:
Research and development	14,457	16,454	(1,997)
General and administrative	8,356	5,107	3,249

Total operating expenses	22,813	21,561	1,252

Loss from operations	(19,505)	(21,561)	2,056

Other income (expense):
Change in fair value of preferred unit warrant liability	72	13	59
Interest expense	(1,410)	(906)	(504)
Interest income and other income (expense), net	21	490	(469)

Total other income (expense), net	(1,317)	(403)	(914)

Net loss	$(20,822)	$(21,964)	$1,142

Research and Development Expenses

	Nine Months Ended September 30,
	2020	2019	Change
	(in thousands)
Direct research and development expenses by program:
YTX-7739	$2,908	$3,350	$(442)
YTX-9184	927	78	849
Platform, research and discovery, and unallocated expenses:
Platform and other early stage research external costs	1,638	3,472	(1,834)
Personnel related (including equity-based compensation)	5,379	5,571	(192)
Facility related and other	3,605	3,983	(378)

Total research and development expenses	$14,457	$16,454	$(1,997)

Research and development expenses were $14.5 million for the nine months ended September 30, 2020, a decrease of $2.0 million from $16.5 million for the nine months ended September 30, 2019. Direct expenses of Yumanity’s YTX-7739 program decreased by $0.4 million in the nine months ended September 30, 2020, compared to the nine months ended September 30, 2019. The change was due primarily to a decrease in preclinical and manufacturing costs, partially offset by an increase in clinical costs as YTX-7739 progressed from IND-enabling studies in 2019 to its SAD and MAD clinical studies during 2020. Direct expenses of Yumanity’s YTX-9184 program in 2020 included preclinical and manufacturing costs for IND-enabling studies. YTX-9184 was designated as a product candidate in mid-2019. Yumanity does not track external costs to programs prior to designation of a product candidate. Yumanity’s platform and other early stage research external costs decreased by $1.8 million due to decreased laboratory activities as a result of COVID-19 and our move to new office and laboratory space in the second quarter of 2020. Yumanity’s personnel related costs decreased primarily due to employee turnover in the research and development function. Facility related and other costs decreased by $0.4 million due to decreased laboratory activities as a result of COVID-19 and lower spend on supplies in anticipation of the move to Yumanity’s new office and laboratory space, partially offset by increased costs associated with the new office and laboratory space.

General and Administrative Expenses

	Nine Months Ended September 30,
	2020	2019	Change
	(in thousands)
Personnel related (including equity-based compensation)	$3,845	$2,807	$1,038
Professional and consultant fees	3,846	1,926	1,920
Facility related and other	665	374	291

Total general and administrative expenses	$8,356	$5,107	$3,249

General and administrative expenses were $8.3 million for the nine months ended September 30, 2020, an increase of $3.2 million from $5.1 million for the nine months ended September 30, 2019. The increase of $1.0 million in personnel related costs was primarily due to an increase in equity-based compensation and additional hiring in the general and administrative function. Personnel-related costs for each of the nine months ended September 30, 2020 and 2019 included equity-based compensation of $1.2 million and $0.5 million, respectively. Professional and consultant fees increased by $1.9 million primarily due to higher audit expenses and legal fees related to patent costs and other business development activities.

Other Income (Expense)

Yumanity’s interest expense increased by $0.5 million in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 due to an increase in Yumanity’s outstanding borrowings. In December 2019, Yumanity entered into a loan and security agreement with a new lender for $15.0 million of gross proceeds and paid off its $10.0 million debt facility, resulting in a net increase to notes payable of $5.0 million.

Yumanity’s interest income and other income (expense), net decreased by $0.5 million from the nine months ended September 30, 2020 to the nine months ended September 30, 2019 resulting from lower invested balances.

Liquidity and Capital Resources

Sources of Liquidity

Since its inception, Yumanity has not generated revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. Yumanity has funded its operations to date primarily with proceeds from sales of preferred units totaling $110.5 million and an upfront payment of $15.0 million from its collaboration agreement with Merck received in July 2020. Yumanity has also funded operations using borrowings under loan and security agreements.

Cash Flows

The following table summarizes Yumanity’s sources and uses of cash for each of the periods presented:

Net Cash Used in Operating Activities

	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Cash used in operating activities	$(6,377)	$(21,309)
Cash provided by (used in) investing activities	(2,407)	28,754
Cash provided by (used in) financing activities	22,022	(829)

Net increase in cash, cash equivalents, and restricted cash	$13,238	$6,616

During the nine months ended September 30, 2020, operating activities used $6.4 million of cash, resulting from Yumanity’s net loss of $20.8 million, partially offset by net cash provided by changes in Yumanity’s operating assets and liabilities of $10.1 million and non-cash charges of $4.3 million. Net cash provided by changes in Yumanity’s operating assets and liabilities for the nine months ended September 30, 2020 consisted of an $11.7 million increase in deferred revenue and a $1.0 million increase in accounts payable and accrued expenses and other current liabilities, partially offset by a $1.4 million increase in prepaid expenses and other current assets, a $0.9 million decrease in operating lease liabilities and a $0.3 million increase in deposits.

During the nine months ended September 30, 2019, operating activities used $21.3 million of cash resulting from Yumanity’s net loss of $22.0 million and net cash used by changes in Yumanity’s operating assets and liabilities of $1.9 million, partially offset by non-cash charges of $2.5 million. Net cash used by changes in Yumanity’s operating assets and liabilities for the nine months ended September 30, 2019 consisted primarily of a $0.6 million decrease in accounts payable and accrued expenses and other current liabilities, a $0.7 million decrease in operating lease liabilities and a $0.6 million increase in prepaid expenses and other current assets.

Changes in accounts payable, accrued expenses and prepaid expenses in all periods were generally due to growth in Yumanity’s business and the timing of vendor invoicing and payments. Changes in deposits related primarily to the Company’s new office headquarters.

Net Cash Provided by (Used in) Investing Activities

During the nine months ended September 30, 2020, net cash used in investing activities was $2.4 million, primarily related to the purchase of marketable securities and property and equipment, partially offset by the sale and maturity of marketable securities.

During the nine months ended September 30, 2019, net cash provided by investing activities was $28.8 million, primarily related to the sale and maturity of marketable securities, partially offset by the purchase of marketable securities and property and equipment.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2020 was $22.0 million, consisting primarily of net proceeds from the issuance of Class C preferred units of $21.2 million and proceeds from a government loan (Paycheck Protection Program (“PPP”) loan) of $1.1 million, partially offset by payments of finance lease obligations of $0.3 million.

Net cash used in financing activities for the nine months ended September 30, 2019 was $0.8 million and resulted from payments of finance lease obligations.

Description of Indebtedness

Loan and Security Agreement

Yumanity has outstanding borrowings of $15.0 million (“Tranche 1”), under a loan and security agreement entered into in December 2019 (the “New Loan”). Yumanity may borrow an additional $5.0 million upon the occurrence of a development milestone and an equity event as defined in the agreement (“Tranche 2”), and an additional $10.0 million may become available to be drawn upon lender approval. Borrowings under the New Loan are repayable in monthly interest-only payments until August 1, 2021, with the option to extend an additional six months upon the drawdown of Tranche 2. The interest-only period will be followed by monthly payments of equal principal plus interest until the loan maturity date of January 1, 2024. Outstanding borrowings bear interest at the greater of (i) 8.75% and (ii) the prime rate as reported in the Wall Street Journal plus 4.00%. A final payment fee of 5.25% of the amounts drawn under the New Loan is due upon the earlier of the maturity date or the repayment date if paid early, whether voluntary or upon acceleration due to default. Yumanity may repay the New Loan at any time by paying the outstanding principal balance in full, along with any unpaid accrued interest, the final payment fees of 5.25% of the amounts drawn and a prepayment fee calculated on amounts being prepaid. The prepayment fee is 3.0% if the New Loan is repaid within the one-year anniversary of the draw date, 2.0% if paid between the first and second-year anniversary of the draw date and 1.0% if paid after the second anniversary of the draw date but before the maturity date.

In April 2020, the New Loan was amended to permit indebtedness consisting of a loan under the PPP of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), provided that such loan shall be unsecured, shall not contain any terms or conditions that are adverse to the lender’s rights under the loan and that Yumanity will not prepay such loan. In June 2020, the New Loan was amended and an additional final payment fee of $0.3 million became due upon repayment of the loan.

Borrowings under the New Loan are collateralized by substantially all of Yumanity’s personal property, other than its intellectual property. There were no financial covenants associated with the New Loan; however, Yumanity is subject to certain affirmative and negative covenants restricting its activities, including limitations on dispositions, mergers or acquisitions; encumbering its intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. The obligations under the New Loan are subject to acceleration upon the occurrence of specified events of default, including a material adverse change Yumanity’s business, operations or financial or other condition. Upon the occurrence of an event of default and until such event of default is no longer continuing, the annual interest rate will be 5.0% above the otherwise applicable rate.

Paycheck Protection Program Loan

In April 2020, Yumanity issued a Promissory Note to Silicon Valley Bank, pursuant to which it received loan proceeds of $1.1 million (the “PPP Loan”), provided under the PPP established under the CARES Act and guaranteed by the U.S. Small Business Administration. The PPP Loan is unsecured, is scheduled to mature on April 24, 2022, and has a fixed interest rate of 1.0% per annum. Equal monthly payments of principal and interest will be due commencing in August 2021 until the maturity date. Interest accrues on the unpaid principal balance from the inception date of the loan. Forgiveness of the PPP Loan is only available for principal that is used for the limited purposes that expressly qualify for forgiveness under U.S. Small Business Administration requirements. Yumanity has determined to account for the PPP Loan as debt and has allocated and recorded the loan proceeds between current and non-current liabilities. Yumanity further determined that loan forgiveness would become probable of occurring upon acceptance by the Small Business Association of Yumanity’s forgiveness application. If and when the loan forgiveness becomes probable, Yumanity will recognize income for debt extinguishment.

Funding Requirements

Yumanity expects its expenses to increase substantially in connection with its ongoing activities, particularly as it advances the preclinical activities and clinical trials of its product candidates in development. In addition, Yumanity expects to incur additional costs associated with operating as a public company. The timing and amount of Yumanity’s operating expenditures will depend largely on:

•

the scope, number, initiation, progress, timing, costs, design, duration, any potential delays and results of clinical trials and nonclinical studies for Yumanity’s current or future product candidates;

•	the clinical development plans Yumanity establishes for these product candidates;

•	the number and characteristics of product candidates and programs that Yumanity develops or may in-license;

•

the outcome, timing and cost of regulatory reviews, approvals or other actions to meet regulatory requirements established by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that Yumanity perform more studies for its product candidates than those that Yumanity currently expects;

•	Yumanity’s ability to obtain marketing approval for its product candidates;

•	the cost of filing, prosecuting, defending and enforcing Yumanity’s patent claims and other intellectual property rights covering its product candidates;

•

Yumanity’s ability to maintain, expand and defend the scope of its intellectual property portfolio, including the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against Yumanity or its product candidates;

•	the cost and timing of completion of commercial-scale outsourced manufacturing activities with respect to Yumanity’s product candidates;

•

Yumanity’s ability to establish and maintain licensing, collaboration or similar arrangements on favorable terms and whether and to what extent Yumanity retains development or commercialization responsibilities under any new licensing, collaboration or similar arrangement;

•

the cost of establishing sales, marketing and distribution capabilities for any product candidates for which Yumanity may receive regulatory approval in regions where Yumanity chooses to commercialize its products on its own;

•	the success of any other business, product or technology that Yumanity acquires or in which Yumanity invests;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	Yumanity’s need and ability to hire additional management and scientific and medical personnel;

•	the costs to operate as a public company in the U.S. including the need to implement additional financial and reporting systems and other internal systems and infrastructure for Yumanity’s business;

•	market acceptance of Yumanity’s product candidates, to the extent any are approved for commercial sale; and

•	the effect of competing technological and market developments.

The Merger was completed in December 2020, which provided the Company with incremental net cash as was a concurrent private placement, which provided the Company with additional gross proceeds of $33.6 million. As of December 4, 2020, the issuance date of the condensed consolidated financial statements for the nine months ended September 30, 2020, Yumanity expects that its existing cash and cash equivalents will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021. Yumanity has based this estimate on assumptions that may prove to be wrong, and Yumanity could exhaust its available capital resources sooner than it expects.

Until such time, if ever, as the Company can generate substantial product revenue, the Company expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, and marketing, distribution or licensing arrangements with third parties. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the ownership interest of the Company may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of the Company’s stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit the Company’s ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Company raises funds through collaborations or marketing, distribution or licensing arrangements with third parties, the Company may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to the Company. If the Company is unable to raise additional funds through equity or debt financings or other arrangements when needed, the Company may be required to delay, reduce or eliminate its product development or future commercialization efforts, or grant rights to develop and market product candidates that the Company would otherwise prefer to develop and market themselves.

Critical Accounting Policies and Estimates

Yumanity’s consolidated financial statements are prepared in accordance with GAAP. The preparation of Yumanity’s consolidated financial statements and related disclosures requires Yumanity to make judgments and estimates that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Yumanity bases its estimates on historical experience, known trends and events and various other factors that Yumanity believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Yumanity evaluates its estimates and assumptions on an ongoing basis. Yumanity’s actual results may differ from these estimates under different assumptions or conditions.

While Yumanity’s accounting policies are described in more detail in Note 2 to its audited consolidated financial statements appearing in Yumanity Therapeutics, Inc. (formerly known as Proteostasis Therapeutics, Inc.) Registration Statement on Form S-4, File Number 333-248993, on file with the SEC and in Note 2 to its unaudited condensed consolidated financial statements included in Exhibit 99.5 of Yumanity’s Amendment No. 1 to the Current Report on Form 8-K filed on February 3, 2021, Yumanity believes the following accounting policies require the most significant judgments and estimates used in the preparation of its financial statements.

Revenue Recognition

Yumanity accounts for its one collaboration arrangement, entered into in June 2020, under Accounting Standards Codification Topic 606, Revenue From Contracts With Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Yumanity only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

Yumanity assesses the goods or services promised within each contract and determines those that are performance obligations. Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. Yumanity assesses if these options provide a material right to the customer and if so, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about technical feasibility and the probability of developing a candidate that would be subject to the option rights. The exercise of a material right is accounted for as a contract modification for accounting purposes.

Yumanity assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such are separable from the other aspects of the contractual relationship. Promised goods and services are considered distinct provided that: (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (that is, the good or service is capable of being distinct) and (ii) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the promise to transfer the good or service is distinct within the context of the contract). In assessing whether a promised good or service is distinct, Yumanity considers factors such as the research, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. Yumanity also considers the intended benefit of the contract in assessing whether a promised good or service is separately identifiable from other promises in the contract. If a promised good or service is not distinct, an entity is required to combine that good or service with other promised goods or services until it identifies a bundle of goods or services that is distinct.

The transaction price is then determined and allocated to the identified performance obligations in proportion to their standalone selling prices (“SSP”) on a relative SSP basis. SSP is determined at contract inception and is not updated to reflect changes between contract inception and when the performance obligations are satisfied. Determining the SSP for performance obligations requires significant judgment. In developing the SSP for a performance obligation, Yumanity considers applicable market conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. Yumanity validates the SSP for performance obligations by evaluating whether changes in the key assumptions used to determine the SSP will have a significant effect on the allocation of arrangement consideration between multiple performance obligations.

If the consideration promised in a contract includes a variable amount, Yumanity estimates the amount of consideration to which it will be entitled in exchange for transferring the promised goods or services to a customer. Yumanity determines the amount of variable consideration by using the expected value method or the most likely amount method. Yumanity includes the unconstrained amount of estimated variable consideration in the transaction price. The amount included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At the end of each subsequent reporting period, Yumanity re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment.

If an arrangement includes development and regulatory milestone payments, Yumanity evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within Yumanity’s control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

For arrangements with licenses of intellectual property that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, Yumanity recognizes royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied.

Yumanity records amounts as accounts receivable when the right to consideration is deemed unconditional. When consideration is received, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a contract, a contract liability is recorded for deferred revenue.

In determining the transaction price, Yumanity adjusts consideration for the effects of the time value of money if the timing of payments provides Yumanity with a significant benefit of financing. Yumanity does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the licensees and the transfer of the promised goods or services to the licensees will be one year or less. Yumanity then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) each performance obligation is satisfied, either at a point in time or over time, and if over time, recognition is based on the use of an output or input method.

Yumanity assessed the promised goods and services within the Collaboration Agreement to determine if they are distinct. Based on this assessment, Yumanity determined that Merck cannot benefit from the promised goods and services separately from the others as they are highly interrelated and therefore not distinct. Accordingly, the promised goods and services represent one combined performance obligation and the entire transaction price was allocated to that single combined performance obligation. The performance obligation is being satisfied over the research term as Yumanity performs the research and development activities through the first substantive option period and participates in a Joint Steering Committee to oversee research and development activities. Yumanity recognizes revenue using the cost-to-cost method, which it believes best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation. Under this method, revenue is recorded as a percentage of the estimated transaction price based on the extent of progress towards completion. At contract inception, the potential milestone payments that Yumanity is eligible to receive were excluded from the transaction price as they were fully constrained. At the end of each reporting period, Yumanity reevaluates the transaction price and as uncertain events are resolved or other changes in circumstances occur, and if necessary, Yumanity will adjust its estimate of the transaction price. Any additions to the transaction price would be reflected in the period as a cumulative revenue catch-up. At the inception of the arrangement, Yumanity evaluated the options held by Merck to either advance or terminate the applicable research program to determine if they provided Merck with any material rights. Yumanity concluded that the options were not issued at a significant and incremental discount, and therefore do not provide Merck with a material right. As such, these options were excluded as performance obligations and will be accounted for if and when they occur.

Yumanity assessed the Collaboration Agreement to determine whether a significant financing component exists and concluded that a significant financing component does not exist.

Research and Development

As part of the process of preparing its financial statements, Yumanity is required to estimate its accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with its applicable personnel to identify services that have been performed on Yumanity’s behalf and estimating the level of service performed and the associated cost incurred for the service when Yumanity has not yet been invoiced or otherwise notified of actual costs. The majority of Yumanity’s service providers invoice Yumanity in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Yumanity makes estimates of its accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to them at that time. Yumanity periodically confirms the accuracy of these estimates with the service providers and makes adjustments, if necessary. Examples of estimated accrued research and development expenses include fees paid to:

•	vendors in connection with clinical and preclinical development activities;

•	CROs and investigative sites in connection with clinical trials; and

•	CDMOs in connection with the production of preclinical and clinical trial materials.

Yumanity bases the expense recorded related to external research and development on its estimates of the services received and efforts expended pursuant to quotes and contracts with multiple CDMOs, CROs and other vendors that supply, conduct and manage preclinical studies and clinical trials on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Yumanity’s vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, Yumanity estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, Yumanity adjusts the accrual or the amount of prepaid expenses accordingly. Although Yumanity does not expect its estimates to be materially different from amounts actually incurred, Yumanity’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Equity-Based Compensation

Holdings measured all equity-based awards based on the fair value on the date of the grant and recognizes compensation expense over the requisite service period for employees and directors and as services are delivered for non-employees, both of which are generally the vesting period of the respective award. Holdings has issued equity-based awards with only service-based and performance-based vesting conditions. Holdings records the expense for awards with only service-based vesting conditions using the straight-line method. Holdings records the expense for awards with both service-based and performance-based vesting conditions using the graded vesting method, commencing once achievement of the performance condition becomes probable. Holdings determines the fair value of restricted unit awards using the fair value of its common units less any applicable purchase price.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, which used as assumption inputs: the fair value of Holdings’ common units, calculation of volatility of Holdings’ common units using historical benchmarking to peer companies, the expected term of its options, the risk-free interest rate for a period that approximates the expected term of its options and its expected dividend yield.

Determination of the Fair Value of Common Units

As there had been no public market for Holdings’ common units to date, the estimated fair value of its common units was determined by its board of directors as of the date of each award grant, with input from management, considering its most recently available third-party valuations of common units and its board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Holdings’ common unit valuations were prepared using an option pricing method (“OPM”), which used market approaches to estimate its enterprise value. The OPM treats common units and preferred units as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common units have value only if the funds available for distribution to equityholders exceeded the value of the preferred unit liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common unit is then applied to arrive at an indication of value for the common units. The third-party valuations were performed on May 15, 2019 and June 19, 2020, which resulted in a valuation of Holdings’ common units of $3.62 per unit and $1.72 per unit, respectively.

In addition to considering the results of these third-party valuations, Holdings’ board of directors considered various objective and subjective factors to determine the fair value of its common unit as of each grant date, including:

•	the prices at which Holdings sold its preferred units and the superior rights and preferences of the Holdings preferred units relative to the Holdings common units at the time of each grant;

•	the progress of Yumanity’s research and development programs, including the status of preclinical studies and planned clinical trials for its product candidates;

•	Yumanity’s stage of development and commercialization and its business strategy;

•	external market conditions affecting the biopharmaceutical industry, and trends within the biopharmaceutical industry;

•	Yumanity’s financial position, including cash on hand, and its historical and forecasted performance and operating results;

•	the lack of an active public market for the Holdings common units and Holdings preferred units;

•	the likelihood of achieving a liquidity event, such as an IPO, merger consolidation or a sale of Yumanity in light of prevailing market conditions; and

•	the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represented the management of Yumanity’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if Yumanity had used significantly different assumptions or estimates, the fair value of the Holdings common units and Yumanity’s equity-based compensation expense could be materially different.

Following the closing of the Merger, it is no longer necessary for Holdings’ board of directors to estimate the fair value of underlying equity in connection with the accounting for equity awards, as the fair value of common stock is determined based on the quoted market price of the Company’s common stock.

Off-Balance Sheet Arrangements

The Company did not have, during the periods presented, and the Company does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Yumanity’s financial position and results of operations is disclosed in Note 2 to its audited consolidated financial statements included in Exhibit 99.4 of Yumanity’s Amendment No. 1 to the Current Report on Form 8-K filed on February 3, 2021 and in Note 2 to its unaudited condensed consolidated financial statements included in Exhibit 99.5 of Yumanity’s Amendment No. 1 to the Current Report on Form 8-K filed on February 3, 2021.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

As of September 30, 2020 and December 31, 2019, Yumanity had cash, cash equivalents, and marketable securities of $31.0 million and $15.4 million, respectively, which consisted of cash, money market funds, and commercial paper. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in market interest rates would not have a material effect on the fair market value of Yumanity’s investment portfolio.

As of September 30, 2020 and December 31, 2019, Yumanity had $15.0 million of borrowings outstanding under its loan and security agreement. Outstanding borrowings bear interest at a variable rate based on the prime rate as reported in the Wall Street Journal. An immediate 10% change in the prime rate would not have had a material impact on Yumanity’s financial position or results of operations. As of September 30, 2020, Yumanity also had $1.1 million outstanding under the PPP Loan with Silicon Valley Bank. As this indebtedness accrues interest at a fixed interest rate, a change in market interest rates would not have any impact on Yumanity’s financial position or results of operations.

Foreign Exchange Risk

Yumanity is not currently exposed to significant market risk related to changes in foreign currency exchange rates. Yumanity’s operations may be subject to fluctuations in foreign currency exchange rates in the future.

Capital Market Risk

Yumanity currently has no product revenues and depends on funds raised through other sources. One possible source of funding is through equity offerings. Following the closing of the Merger, the Company’s ability to raise funds in this manner depends upon capital market forces affecting the Company’s stock price.

Yumanity does not believe that inflation had a material effect on its business, financial condition or results of operations during the nine months ended September 30, 2020 or the year ended December 31, 2019.